As further discussed in this Current Report on Form 8-K, information presented in this Exhibit 99.2 has been recast to present our operations in India, the Asia Pacific region, France and the Netherlands as discontinued operations in our consolidated financial statements and to retrospectively apply FASB Accounting Standards Update No. 2011-05 and include a new separate consolidated statement of comprehensive loss included herein. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for developments or events that occurred subsequent to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”). This Exhibit 99.2 should be read in conjunction with the 2011 Form 10-K (except for Items 6, 7, and 8) and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012.

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations.

Forward-Looking Statements
The following discussion should be read in conjunction with our consolidated financial statements included elsewhere herein. Unless otherwise noted, all dollar amounts in tables are in thousands.
This Current Report on Form 8-K, including this Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding future events and our future results that are subject to the safe harbors created under the Securities Act and the Exchange Act. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements regarding various estimates we have made in preparing our financial statements, including our estimated impairment charges, statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, the sufficiency of our capital resources, our evaluation of strategic and financing alternatives and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
We may, through our senior management, from time to time make “forward looking statements” about matters described herein or other matters concerning the Company. You should consider our forward-looking statements in light of the risks and uncertainties that could cause our actual results to differ materially from those which are management's current expectations or forecasts.
Risks and uncertainties that could adversely affect our business and prospects include, but are not limited to, those discussed in Part I, Item 1A, "Risk Factors," which are incorporated herein by reference. The risks included in Part I, Item 1A, "Risk Factors," are not exhaustive.
Except as required by law, we disclaim any intent or obligation to revise or update any forward-looking statements for any reason.

Management's Discussion and Analysis of Financial Condition and Results of Operations

During the first quarter of 2012, we decided to divest of our subsidiaries located in India, the Asia Pacific region, France and the Netherlands. The France subsidiary was acquired in 2011 as a part of our business combination with Adenyo. The Netherlands subsidiary was acquired as a part of our business combination with Infospace in 2007. We completed the sale of the France and Netherlands subsidiaries in May 2012. As of January 1, 2012, all of the operations related to India, the Asia Pacific region, our France subsidiary and our Netherlands subsidiary are reported as discontinued operations in the consolidated financial statements. The prior period operations related to these entities have also been recast as discontinued operations retrospectively for all periods presented.

The following discussion is intended to assist you in understanding our business and results of operations together with our present financial condition and reflects summary results from continuing operations unless otherwise noted.  However, the net income and net income per share discussions include the impact of discontinued operations. This section should be read in conjunction with our historical consolidated financial statements and notes, as well as the selected financial data included elsewhere in this report.

Business Overview
Motricity, Inc. ("Motricity" or the "Company") is a leading provider of mobile data solutions serving mobile operators, consumer brands and enterprises, and advertising agencies. Our software as a service ("SaaS") based platform enables our customers to implement marketing, merchandising, commerce, and advertising solutions to engage with their target customers and prospects through mobile devices. Our integrated solutions span mobile optimized websites, mobile applications, mobile merchandising & content management, mobile messaging, mobile advertising and predictive analytics. Our solutions allow our customers to drive loyalty, generate revenue and re-engineer business processes to capture the advantages of a mobile enabled customer base. Our predictive analytics capabilities drives relevant and targeted consumer experiences that drive brand awareness and interaction for our customers.

On April 14, 2011, we acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and its subsidiaries and assumed certain of Adenyo's liabilities (including those of its subsidiaries) (the “Acquisition”), pursuant to an Arrangement Agreement (the “Arrangement Agreement”), dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly 7761520 Canada Inc.), Motricity, Inc. and the other parties thereto. The assets include Adenyo's interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer lists, supplier lists and contractual rights. Adenyo is a mobile marketing, advertising and analytics solutions provider with operations in the United States ("U.S."), Canada and France.

We paid $48.9 million in cash and issued 3,277,002 shares of common stock, with a fair market value of $43.4 million, as consideration for the Acquisition. The cash consideration includes $1.0 million placed in escrow, although we believe the total amount is refundable to us, based on our working capital calculation made pursuant to the Arrangement Agreement. Adenyo is disputing our working capital calculation completed since the closing of the Acquisition. In addition to these amounts paid, Adenyo may be entitled to receive up to an additional $50 million pursuant to a contingent earn-out. The earn-out consideration is payable in cash, shares of the Company's common stock, or a mix of both, in our discretion, and any shares will be valued based on a 10-day average closing price prior to their issuance. The amount of contingent earn-out consideration is determined by whether Adenyo meets certain non-GAAP based revenue and EBITDA (as such terms are defined in, and calculated pursuant to the Arrangement Agreement) targets, during the first full twelve calendar months following the closing of the Acquisition. Based on Adenyo's performance against the non-GAAP based revenue and EBITDA defined in and calculated pursuant to the Arrangement Agreement during the year ended December 31, 2011, it was determined that it was not probable that Adenyo would receive the contingent earn-out.

Recent Developments
Overview. Over the past several months, we have undergone significant change as described in more detail below, including changes in management, securing a term loan, reductions in costs, organizational restructuring and downsizing of resources, an exploration of strategic and financing alternatives, and increasing the focus on our mobile advertising and enterprise opportunities. We are also in the process of exiting our operations in India, the Asia Pacific region and France which decision was based on the resources and cost associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile advertising and enterprise business, while at the same time recommitting some of our resources to our North American carrier operations.

During this period of transformation, we have continued to deliver value-added solutions and roll out new services to customers and have taken a number of proactive steps to evolve our strategy to rebuild the Company and lower operating expenses.

The competitive landscape continues to impact our business. In North America, our operations are continuing to experience downward pressures related to the mass adoption of smart phones at the expense of feature phones. While this transition has been underway for some time, our large carrier customers are reporting that this trend is accelerating faster than they expected and it is impacting revenues not just for Motricity, but for the industry. We have also seen a downward trend in our professional service revenue on a sequential basis, and we believe that this trend will continue.

The continuing uncertainty surrounding worldwide financial markets and macroeconomic conditions has caused and may continue to cause our customers to decrease or delay their expansion and purchasing activities. Additionally, constrictions in world credit markets may cause our customers to experience difficulty securing the financing necessary to expand their operations and purchase our services. Economic uncertainty and unemployment have resulted in and may continue to result in cost-conscious consumers, which have adversely affected and may continue to adversely affect demand for our services. If the current adverse macroeconomic conditions continue, our business and prospects may continue to be negatively impacted.

To address the challenges presented by the market conditions and the other risks and uncertainties facing our business, we have implemented cost reductions and commenced the exit from our operations in India, the Asia Pacific region and France. We continue to align our costs with our outlook and are evaluating additional cost saving measures including divestitures and discontinuation of certain of our business operations including portions of our international business. We are also increasing the focus on our mobile advertising and enterprise opportunities, by continuing to pursue new product development opportunities designed to enhance and expand our existing services, seeking to develop new technology that addresses the increasingly sophisticated and varied needs of our customers, and responding to technological advances and emerging industry standards and practices and license leading technologies that will be useful in our business in a cost-effective and timely way. We are focusing on broadening our solutions and services to North American carriers and other industries and building a mobile advertising and enterprise platform that could deliver those services. Our success will depend on our ability to successfully execute one or more financing alternatives (including the previously announced proposed rights offering), cost reductions including in connection with the exit from our operations in India, the Asia Pacific region and France and other potential exits and divestitures and our ability to successfully develop and use new technologies and adapt our current and planned services to new customer requirements or emerging industry standards and expand our customer base.

Strategic Review; Liquidity and Capital Resources. On September 22, 2011, we announced our intent to explore strategic options, including a spin-off, sale or other transaction involving our carrier business and mobile marketing and advertising business. We hired GCA Savvian Advisors, LLC (“Savvian”) to assist us in exploring these strategic options. As a result of such exploration, a number of interested parties entered into non-disclosure agreements with us and we received initial non-binding indications of interest from parties interested in acquiring all or a part of our business all of which were subject to a number of conditions, including satisfactory completion of substantial due diligence and the negotiation and completion of mutually satisfactory definitive agreements among the parties. After carefully reviewing each of the indications of interest, conducting preliminary negotiations with one of the parties, and considering the terms on which the parties had indicated they would be interested in acquiring all or a portion of our business, we concluded that it would be unlikely that we would be able to sell the Company at a meaningful premium over the market price of our common stock and determined that it was in the best interest of our Company and our stockholders to end the process led by Savvian. In doing so, we also considered the uncertainty of consummating a transaction on favorable terms if at all and the other strategic options for the Company. As such, we decided to focus our resources on other strategic paths for the business, including increasing the focus on our mobile advertising and enterprise business, continuing cost reductions and pursing financing alternatives, including the proposed rights offering. Following this decision, we are continuing to receive and evaluate inquiries from parties interested in portions of our business. We are working with our advisors to evaluate these inquiries and determine interest among other parties. The realignment of our strategic path and consideration of strategic options will continue to require management time and resources, while we simultaneously focus on developing new product offerings and reducing costs. We cannot assure that we will be successful in our efforts in exploring, pursuing or completing any of our strategic options or in our efforts to realign our strategic path or to increase our focus on our mobile advertising and enterprise business.

On February 28, 2012 we amended our term loan from High River Limited Partnership ("High River") to, among other things, extend its maturity date to August 28, 2013, and we believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs through 2012. However this may not be the case. Our longer-term liquidity, including our ability to repay our term loan and execute on our longer term business plan, is contingent on our ability to raise additional capital (including in the proposed rights offering) and on our not experiencing any events that may accelerate the payment of our term loan. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path, the effect of any strategic alternatives we may pursue and our ability to meet financial covenants under any indebtedness we may incur. We may also need to raise additional capital to execute our longer term business plan.

We cannot assure that sufficient additional or alternative financing will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds in our proposed rights offering, or to through other financing alternatives, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay our term loan when due. Our failure to do so could result, among other things, in a default under our term loan, loss of our customers and a loss of your entire investment. Our ability to meet our liquidity needs or raise additional funds may also be impacted by the legal proceedings we are subject to as described in more detail below. Our operating performance may also be affected by risks and uncertainties discussed in Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity.

Term Loan. We entered into a $20 million term loan with High River on September 16, 2011 and subsequently amended the terms of the term loan on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. We used the proceeds of the term loan to pay the amounts outstanding under our credit facility with Silicon Valley Bank and to provide additional working capital. The term loan provides High River with a right to accelerate the payment of the term loan if we experience an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986 as amended) that results in a substantial limitation on our ability to use our net operating losses and related tax benefits or if the shares of any preferred stock become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources. High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of March 2, 2012, of approximately 16.7% of our outstanding shares. Mr. Brett C. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn's wife's daughter. The term loan as amended with High River was unanimously approved by the disinterested directors of the Company's Board of Directors.

Termination of XL Agreements and Exit from India and the Asia Pacific Region. On December 31, 2011, we agreed to terminate our relationship with PT XL Axiata Tbk (“XL”), at XL's request. The termination followed negotiations relating to the continued business relationship among us and XL and XL's indication that it wished to exit its relationship with us. Several agreements pursuant to which we provided XL with mobile data and related services in Indonesia were terminated. We and XL agreed that we were entitled to receive our contractual revenue share through December 31, 2011. In addition, XL agreed to a cash payment to compensate us for software license fees that would otherwise have been due under the terminated agreements. This payment is recorded within Assets held for sale in the Consolidated Balance Sheets as of December 31, 2011 and was received in full in the first quarter of 2012. All other payments that would otherwise have been due under the terminated agreements were waived resulting in a net benefit to us. In connection with this termination and as a result of the review of our strategic path, we also decided to increase our focus on our mobile advertising and enterprise business and re-evaluate our international carrier business. As part of this process, we decided to exit our business in India and the Asia Pacific region. The decision to exit the business in India and the Asia Pacific region was based on the resources and costs associated with these operations, the intensified competition in the region and our decision to streamline our operations and focus on our mobile advertising and enterprise business, while at the same time recommitting some of our resources to our North American carrier operations. In connection with this exit, we reduced the number of employees by 130 and began to close down our offices in Singapore, Malaysia, Indonesia and India and our data center in India in the first quarter of 2012. We estimate that the costs associated with the exit will amount to approximately $2.5 million on a pre-tax basis. We expect to substantially complete the exit from these operations by April 2012. We may face administrative and regulatory hurdles in the exit process, the process may be longer than anticipated, and we may incur significant unexpected expenses in connection with the wind down of our business in India and the Asia Pacific region in excess of our estimate. While we believe that the exit will have a positive effect on our profitability in the long term, there is no assurance that this will be the case or that we will be able to generate significant revenues from our other customers or from our mobile advertising and enterprise business.

Recent Reduction in Force and other Cost Reductions Measures. During the third and fourth quarters of 2011 and into 2012, we effected a restructuring of our workforce and other cost savings initiatives. As a part of this process, we implemented a reduction in our global workforce, canceled hiring plans and commenced a transition from contractor personnel to employees and commenced the exit from our operations in India, the Asia Pacific region and France. These measures are designed to realign our strategic path, streamline our business, improve quality, integrate our acquisition of Adenyo and implement cost savings measures. We also implemented other cost savings measures, including a restructuring of our facilities and data centers. We continue to review our cost structure and may implement further cost saving initiatives including divestitures and discontinuation of certain of our business operations. We cannot guarantee that we will be able to realize cost savings and other anticipated benefits from such efforts, or that such efforts will not interfere with our ability to achieve our business objectives. Moreover, the reduction in force and other cost savings measures can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, may increase the likelihood of turnover of other key employees, and may have an adverse impact on our business.

Restructuring Charges. We recorded a restructuring charge of $5.0 million in 2011 primarily related to severance payments and stock-based compensation charges related to the acceleration of equity awards given to employees that were terminated. In 2011, restructuring charges associated with our exit from operations in the India and Asia Pacific region were minimal. Going forward we expect such costs to approximate $2.5 million and to be reported as discontinued operations in the Consolidated Financial Statements. We do not expect exit costs associated with the sale of our French and Netherlands subsidiaries to be material.

Impairment Charges. We periodically review the carrying value of the goodwill and other long-lived assets reflected in our financial statements to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment of the value of these assets. Based upon a combination of factors, including the recent decline of our market capitalization significantly below the book value of our net assets, as well as the reduction in the actual and anticipated performance of acquired businesses below our expectations, in the third quarter of 2011, we determined that our goodwill and certain fixed and intangible assets were impaired. In the fourth quarter of 2011, we performed our annual impairment test, which resulted in no additional impairment, and we finalized our estimated impairment charge from the third quarter. As a result, our impairment charge for the year ended December 31, 2011 is $140.5 million, of which $124.3 million relates to goodwill and $16.2 million relates to various fixed and intangible assets.

Recent Management Changes. In January 2012, we hired Richard Stalzer as President of our mobile marketing and advertising business and Charles P. Scullion, our Chief Strategy Officer and interim President of our mobile marketing and advertising business, resigned for good reason. In August 2011, Ryan K. Wuerch, our Chief Executive Officer and a director, Allyn P. Hebner, our Chief Financial Officer, James N. Ryan, our Chief Development Officer, and Richard E. Leigh, Jr., our Senior Vice President and General Counsel, were terminated from their positions with us. James R. Smith, Jr., our former President and Chief Operating Officer, assumed the role of interim Chief Executive Officer, and we appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of interim Chief Financial Officer. We are considering Mr. Smith as a candidate for permanent Chief Executive Officer, as we continue our evaluation of our executive management team, and we are searching for a permanent Chief Financial Officer. We cannot assure that our efforts to identify and recruit a permanent Chief Executive Officer or a permanent Chief Financial Officer will be successful. The uncertainty inherent in our ongoing leadership transition can be difficult to manage, may cause concerns from current and potential customers, suppliers and other third parties with whom we do business, and may increase the likelihood of turnover of other key officers and employees.

Legal Proceedings. We previously announced that Joe Callan filed a putative securities class action complaint in the U.S. District Court, Western District of Washington at Seattle related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Securities Exchange Act. A second putative securities class action complaint was filed by Mark Couch in October 2011 in the same court, also related to alleged violations under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Securities Exchange Act. In addition, during September and October 2011, three shareholder derivative complaints were filed against us and certain of our current and former directors and officers in the U.S. District Court, Western District of Washington at Seattle. The complaints allege various violations of state law, including breaches of fiduciary duties and unjust enrichment based on alleged false and misleading statements in press releases and other SEC filings disseminated to shareholders. The derivative complaints seek, inter alia, a monetary judgment, restitution, disgorgement and a variety of purported corporate governance reforms. Two of the derivative actions were consolidated on October 27, 2011. See Legal Proceedings. As these cases are at a very early stage, at this time, we are not able to predict the probability of the outcome or estimate of loss, if any, related to these matters.

From time to time, the Company is involved in litigation relating to claims arising out of the normal course of business, none of which are material to the Company's financial results or condition.

Key components of our results of operations
Sources of revenue
Our revenue is earned predominantly under contracts ranging from one to three years in duration with our wireless carrier and other customers. In addition, we have contracts in our advertising business which are smaller in value, generally with durations shorter than six months. Under our typical longer term contracts, we provide one or more of our managed services, for which we charge fixed, periodic or variable, activity-based fees or receive a percentage of customer revenues (or a combination of these fees), and often also charge professional service fees to implement the specific mCore solutions required by the customer. We typically charge fixed monthly managed service fees to host the solutions and provide other support and services as required by the customer. Managed service fees vary by contract based on a number of factors including the scope of the solutions deployed, IT processing and bandwidth capacity requirements and the nature and scope of any other support or services required by the customer. Surcharges are typically included for excessive IT capacity requirements based on customer usage. Professional service fees primarily relate to work required for the initial customization and implementation of our mCore solutions for customers, as well as for customer-specified enhancements, extensions or other customization of the solutions following initial implementation. Professional services are typically provided on a fixed fee basis, depending on the scope and complexity of the individual project. Professional services fees from time to time may include charges for computer hardware and third-party software related to implementing our solutions.

Some of our customer contracts include a variable fee based on one of several measures, including the number of wireless subscribers who use our mCore solutions each month, the aggregate dollar volume or number of transactions processed, or specified rates for individual transactions processed, depending on the specific type of service involved. We typically receive a monthly subscription fee from our wireless carrier customers for each active portal user, where active usage is defined as utilizing the service at least one to three times per calendar month depending on the customer contract. We also earn a portion of our revenue from revenue sharing agreements whereby we earn a percentage of the incremental revenue we enable our customers to generate. In addition, from our content and application provider customers, we typically receive either a share of gross dollars generated for each premium message, or a fee for each standard message, delivered through the mCore platform. Individual carrier and content provider contracts often contain monthly minimum charges for usage-based fees or transaction-based charges for all or a portion of the contract term, based on various factors including the size of the customer’s subscriber base and the expected rate of subscriber usage of our services.

We also have advertising contracts of shorter duration which require us to deliver a number of impressions to identified audience segments in a fixed period of time. The metrics for these contracts vary based on the content of the advertising campaign. These contracts can also have a set-up and professional services element to them. While these contracts currently make up a small part of our revenue, we are investing in and intend to grow this business.

Due to the nature of the services we provide, our customer contracts contain monthly service level requirements that typically require us to pay financial penalties if we fail to meet the required service levels. We recognize these penalties, when incurred, as a reduction in revenue. Typical service level requirements address down time or slow response of our services that impact mobile subscribers and response time in addressing customer requests. Potential penalties vary by contract and range from near zero to as much as 100% of monthly recurring revenue, depending on the severity and duration of the service issue. Service level penalties represented 1% of total revenue in 2009 and 2010 and less than 1% of total revenue in 2011.

Operating expenses
We classify our operating expenses into six categories: direct third-party, datacenter and network operations, product development and sustainment, sales and marketing, general and administrative and depreciation and amortization. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, commissions, payroll taxes, employee benefit costs and stock-based compensation expense. Other operating expenses include datacenter and office facility expenses, computer hardware, software and related maintenance and support expenses, bandwidth costs, and marketing and promotion, legal, audit, tax consulting and other professional service fees. We charge stock-based compensation expense resulting from the amortization of the fair value of stock option grants to each option holder’s functional area. We allocate certain facility-related and other common expenses such as rent, office and IT desktop support to functional areas based on headcount.

Direct third-party expenses. Our direct third-party expenses consist of licensing costs for customer-specific, third-party software and the costs of certain content that we contract for directly on behalf of our wireless carrier customers, as well as certain computer hardware and software that we acquire on behalf of carrier customers. The project specific hardware and software expenses may cause large fluctuations in our direct third party expenses from quarter to quarter. For our advertising business, direct third-party expenses include the cost to publish advertisement across various publisher platforms.

Datacenter and network operations. Datacenter and network operations expenses consist primarily of personnel and outsourcing costs for operating our datacenters, which host our mCore solutions on behalf of our customers. Additional expenses include facility rents, power, bandwidth capacity and software maintenance and support. We have been consolidating our datacenters since the InfoSpace Mobile acquisition, which has reduced datacenter and network operations costs.

Product development and sustainment. Product development expenses primarily consist of personnel costs and costs from our development vendors. Our product development efforts include improving and extending the functionality and performance of our service delivery platform, developing new solutions, customizing and implementing our solution set for our customers and providing other service and support functions for our solutions. Product development costs related to software products to be sold, leased or otherwise marketed are capitalized when technological feasibility has been established and amortized over the expected asset life. Product development costs related to software used solely on an internal basis to provide our services, which we refer to as internal use software, are capitalized and amortized over the expected asset life. The impairment charges during the third quarter of 2011 included previously capitalized software development costs. Over time product development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our product development costs in the near or long term.

Sales and marketing. Sales and marketing expenses primarily consist of personnel costs for our sales and marketing staff,

commissions earned by our sales personnel and the cost of marketing programs. In order to continue to grow our business and awareness of our services, we expect that we will commit additional resources to our sales and marketing efforts.

General and administrative. General and administrative expenses, referred to herein as G&A, primarily consist of personnel costs for our executive, finance, legal, human resources and administrative personnel, as well as legal, accounting and other professional fees and facilities-related expenses. In 2010, we recognized additional stock-based compensation related to the vesting of restricted stock as a result of the IPO.

Depreciation and amortization. Depreciation and amortization expenses consist primarily of depreciation of internal use software, computer hardware and leasehold improvements in our datacenters, amortization of capitalized software development costs, and amortization of purchased intangibles.

Other income (expense), net
Other income and other expenses, net consists of interest we earn on our cash and cash equivalents, interest expense we incur as a result of our borrowings, if any, and non-operating income and expenses. It also includes income or expense related to changes in the fair value of our previously outstanding warrants to purchase redeemable preferred shares.

Provision for income tax
The provision for income tax in 2011 primarily consists of a deferred tax benefit from the reversal of our deferred tax liabilities.  Our deferred tax liabilities were reversed when impairment was recorded on the underlying intangible assets. Income tax expenses for 2010 and 2009 primarily consist of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisition of the InfoSpace Mobile assets and taxes in certain foreign jurisdictions. Due to our history of operating losses, we have accumulated substantial net operating losses, which constitute the majority of our deferred tax assets. Because of our history of operating losses, we maintain full valuation allowances against our deferred tax assets and consequently are not recognizing any tax benefit related to our current pre-tax losses. If we achieve sustained profitability, subject to certain provisions of the U.S. federal tax laws that may limit our use of our accumulated losses, we will continue to evaluate whether we should record a valuation allowance, based on a more likely than not standard, which would result in immediate recognition of a tax benefit and we would begin recording income tax provisions based on our earnings and applicable statutory tax rates going forward. Due to our large net operating loss carryforwards, we do not expect to pay U.S. federal income taxes in the next several years.

As a result of our international business, we expect to pay income taxes in certain foreign countries.

Results of Operations
The following tables set forth components of our results of operations for the periods indicated:

	Year Ended December 31,
(in thousands)	2011	2010	2009
Revenue
Managed services	$90,548	$86,374	$77,544
Professional services	7,198	23,870	32,103
Total revenues	97,746	110,244	109,647
Operating expenses
Direct third-party expenses	16,267	7,793	7,222
Datacenter and network operations, excluding depreciation	21,450	28,820	31,267
Product development and sustainment, excluding depreciation	18,324	22,550	30,872
Sales and marketing, excluding depreciation	14,583	12,216	11,013
General and administrative, excluding depreciation	23,479	38,051	20,231
Depreciation and amortization	13,790	11,828	13,081
Impairment charges	140,523	—	5,806
Acquisition transaction and integration costs	6,071	—	—
Restructuring	4,957	407	1,988
Total operating expenses	259,444	121,665	121,480
Operating loss	(161,698)	(11,421)	(11,833)
Other income (expense), net
Other income (expense)	144	3,565	(1,654)
Interest and investment income, net	28	3	254
Interest expense	(644)	(111)	(220)
Other income (expense), net	(472)	3,457	(1,620)
Loss before income tax	(162,170)	(7,964)	(13,453)
Provision (benefit) for income taxes	(5,195)	1,567	1,896
Net loss from continuing operations	(156,975)	(9,531)	(15,349)
Net income (loss) from discontinued operations	(38,417)	2,516	(952)
Net loss	$(195,392)	$(7,015)	$(16,301)

Depreciation and amortization by function:

	Year Ended December 31,
(in thousands)	2011	2010	2009
Datacenter and network operations	$8,293	$7,807	$8,858
Product development and sustainment	2,296	1,634	1,899
Sales and marketing	2,799	2,041	1,930
General and administrative	402	346	394
Total depreciation and amortization	$13,790	$11,828	$13,081

As a percentage of revenues from continuing operations:

	Year Ended December 31,
	2011	2010	2009
Total revenues	100%	100%	100%
Operating expenses
Direct third-party expenses	17	7	7
Datacenter and network operations, excluding depreciation	22	26	29
Product development and sustainment, excluding depreciation	18	20	28
Sales and marketing, excluding depreciation	15	11	10
General and administrative, excluding depreciation	24	35	18
Depreciation and amortization	14	11	12
Impairment charges	144	—	5
Other	11	—	2
Total operating expenses	265	110	111
Operating loss	(165)	(10)	(11)
Other income (expense), net	(1)	3	(1)
Loss before income taxes	(166)	(7)	(12)
Provision (benefit) for income taxes	(5)	1	2
Loss from continuing operations	(161)	(8)	(14)
Income (Loss) from discontinued operations	(39)	2	(1)
Net loss	(200)%	(6)%	(15)%

Year ended December 31, 2011 compared to the year ended December 31, 2010
As we discussed in Management's Discussion and Analysis of Financial Conditions and Results of Operation - Business Overview, we have decided to exit our operations in India, the Asia Pacific region, France and the Netherlands. As of the first quarter of 2012, all of the operations related to these regions is reported as discontinued operations in the consolidated financial statements. We have also reported the prior period operations related to these entities as discontinued operations retrospectively for all periods presented. See Note 4-Discontinued Operations to our consolidated financial statements for more information.

Total revenues

	Year Ended
	December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Managed services	$90,548	$86,374	$4,174	4.8%
Professional services	7,198	23,870	(16,672)	(69.8)
Total revenues	$97,746	$110,244	$(12,498)	(11.3)%

Total revenues for the year ended December 31, 2011 decreased $12.5 million, or 11.3%, compared to the year ended December 31, 2010. Managed services revenue accounted for 92.6% and 78.3% of our revenues for the year ended December 31, 2011 and 2010, respectively, while professional services accounted for 7.4% and 21.7%, respectively.

Managed services revenue increased $4.2 million, or 4.8% for the year ended December 31, 2011 primarily related to activity-based arrangements with the Adenyo business and AT&T, partially offset by decreases of transaction-based portal fees. Variable user- and transaction-based fees made up approximately 56% and 55% of our managed services revenue for the years ended December 31, 2011 and 2010, respectively. The slight increase in variable user- and transaction-based fees in 2011 is primarily related to activity-based arrangements with the Adenyo business and AT&T.

Professional services revenue primarily reflects large solution customization and implementation projects for our carrier customers. Professional services revenue for the year ended December 31, 2011 decreased $16.7 million or 69.8% compared to the corresponding 2010 period. This was primarily due to decreases of professional services revenue associated with Verizon and AT&T, partially offset by $2.9 million contributed by the Adenyo business. We have seen a downward trend in our professional service revenue on a sequential basis, and we believe that this trend will continue.

We generated 96% of our revenues in the U.S. the year ended December 31, 2011, as compared to 99% for the year ended December 31, 2010. The fluctuation of international revenues is due to our work with new international customers acquired with Adenyo.

Significant customers as a percentage of total revenue:

	Year Ended December 31,
	2011	2010
AT&T	58%	53%
Verizon Wireless	21%	29%

Operating expenses

	Year ended
	December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$16,267	$7,793	$8,474	108.7%
Datacenter and network operations*	21,450	28,820	(7,370)	(25.6)
Product development and sustainment*	18,324	22,550	(4,226)	(18.7)
Sales and marketing*	14,583	12,216	2,367	19.4
General and administrative*	23,479	38,051	(14,572)	(38.3)
Depreciation and amortization	13,790	11,828	1,962	16.6
Impairment charges	140,523	—	140,523	**NM
Acquisition transaction and integration costs	6,071	—	6,071	**NM
Restructuring	4,957	407	4,550	1,117.9
Total operating expenses	$259,444	$121,665	$137,779	113.2%
*     excluding depreciation
**     not meaningful

Direct third party expenses
Direct third party expenses increased $8.5 million, or 108.7%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This increase is primarily due to higher usage based fees of $6.6 million for customer specific third-party software as user volume through the AT&T portal increased over the prior period and an additional $3.1 million related to assuming the various business operations of Adenyo, which includes $1.7 million of publisher costs related to the advertising business. These increases were offset by customer technology refreshes that occurred in 2010 and not in 2011.
Datacenter and network operations, excluding depreciation
Datacenter and network operations expense, excluding depreciation, decreased $7.4 million, or 25.6%, for the year ended December 31, 2011 compared to the corresponding 2010 period. $2.3 million of this decrease is due to the lower professional services fees as we canceled an outsourced data center service contract early in 2011 that was in place throughout 2010. In addition, expenses associated with hardware and software maintenance agreements and bandwidth costs decreased by $0.7 million as our North Carolina data center was closed in the first three months of 2011 following the shut-down of the Fuel software solution platform late in 2010. These and other operational reconfigurations resulted in decreased salary and contract labor costs of $1.5 million. Variable compensation based on the financial performance and other metrics also decreased by $0.8 million. These decreases were partially offset by $0.4 million of expenses related to the operations of the Adenyo business that was acquired in April 2011.
Product development and sustainment, excluding depreciation
Product development and sustainment expense, excluding depreciation, decreased $4.2 million, or 18.7%, for the year ended

December 31, 2011 compared to the corresponding 2010 period. This decrease was primarily attributable to decreases in payroll-related expenses as professional services revenue decreased from $23.9 million to $7.2 million. This decrease was partially offset by $2.8 million of expenses related to the operations of the acquired Adenyo business. The impairment charges during the year ended December 31, 2011 included previously capitalized software development costs. Over time, product development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our product development costs in the near or long term.
Sales and marketing, excluding depreciation
Sales and marketing expense, excluding depreciation, increased $2.4 million, or 19.4%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This increase is due to the business operations of Adenyo, partially offset by reductions of marketing expenses and personnel.
General and administrative, excluding depreciation
General and administrative expense, excluding depreciation, decreased $14.6 million, or 38.3%, for the year ended December 31, 2011 compared to the corresponding 2010 period. This decrease is primarily due to $17.2 million of stock-based compensation expense from June 2010 related to the vesting of restricted stock as a result of the IPO. Variable compensation based on the financial performance and other metrics also decreased by $1.4 million. These decreases were partially offset by an additional $3.7 million in expenses related to assuming the business operations of Adenyo, increased on-going stock-based compensation expense of $1.1 million, increased legal costs of $0.8 million and a $0.4 million increase in bad debt expense.
Depreciation and amortization
Depreciation and amortization expense increased $2.0 million, or 16.6%, for the year ended December 31, 2011 compared to the corresponding 2010 period. The increase is primarily due to amortization of intangible assets resulting from the acquisition of Adenyo and capitalized software that was placed in service and is being amortized over its estimated useful life.
Impairment charges
For the year ended December 31, 2011, we determined that our goodwill and certain fixed and intangible assets were impaired and incurred an impairment charge of $140.5 million, of which $124.3 million relates to goodwill and $16.2 million relates to various fixed and intangible assets. See Note 7—Impairment Charges to our Consolidated Financial Statements for more information.

Acquisition transaction and integration costs
Acquisition transaction and integration costs of $6.1 million incurred during the year ended December 31, 2011 relate to the acquisition of Adenyo which was completed on April 14, 2011.
Restructuring
During the year ended December 31, 2011, we incurred $5.0 million of restructuring charges primarily related to voluntary and involuntary termination benefits and stock-based compensation charges related to the acceleration of equity awards given to employees that were terminated. This includes charges for involuntary termination benefits related to the elimination of redundant functions and positions in anticipation of the synergies associated with the acquisition of Adenyo. In the year ended December 31, 2010, we incurred a $0.4 million expense upon disposition of the remaining asset held for sale related to the relocation of our headquarters in 2008.
Other income (expense), net

	Year ended
	December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Other income	$144	$3,565	$(3,421)	(96.0)%
Interest and investment income, net	28	3	25	833.3
Interest expense	(644)	(111)	(533)	480.2
Total other income (expense), net	$(472)	$3,457	$(3,929)	(113.7)%

Other income of $3.5 million for the year ended December 31, 2010 consists primarily of the gain related to the decrease in fair value of our warrants to purchase redeemable preferred shares. All outstanding preferred stock warrants were converted to common stock warrants immediately prior to the IPO. Interest expense for the year ended December 31, 2011 relates to the July 2011 draw from our revolving credit facility and the Term Loan we entered into on September 16, 2011. See Note 9—Debt Facilities to our Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources for more information.
Provision (benefit) for income taxes

	Year ended
	December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Provision (benefit) for income taxes	$(5,195)	$1,567	$(6,762)	431.5%

Income tax benefit  for the year ended December 31, 2011 primarily consists of a deferred tax benefit from the reversal of our deferred tax liabilities.  Our deferred tax liabilities were reversed when impairment was recorded on the underlying intangible assets.  Income tax expense for the year ended December 31, 2010 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisition of InfoSpace and foreign income taxes.

We maintain a full valuation allowance against our net deferred tax assets which precludes us from recognizing a tax benefit for our current operating losses. Our historical lack of profitability is a key factor in concluding there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets.
Income (Loss) from discontinued operations

	Year ended
	December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Income (Loss) from discontinued operations	$(38,417)	$2,516	$(40,933)	1,626.9%

Loss from discontinued operations for the year ended December 31, 2011 includes the results of our subsidiaries in India, the Asia Pacific region, the Netherlands and France. The income from discontinued operations for the year ended December 31, 2010 includes the results of our subsidiaries in India, the Asia Pacific region and the Netherlands.

Net loss

	Year ended
	December 31,
	2011	2010	$ Change	% Change
	(Dollars in thousands)
Net loss	$(195,392)	$(7,015)	$(188,377)	2,685.3%
Net loss for the year ended December 31, 2011 was $195.4 million, compared to a $7.0 million net loss for the year ended December 31, 2010. The $188.4 million change in net loss primarily reflects:

•	impairment charges of $140.5 million;

•	increased loss from discontinued operations of $40.9 million;

•	decreased total revenues of $12.5 million;

•	increased direct third party costs of $8.5 million;

•	acquisition transaction and integration costs of $6.1 million;

•	increased restructuring costs of $4.6 million; and

•	increased depreciation and amortization of $2.0 million.
These charges and increased expenses were partially offset by:

•	a $12.9 million decrease of stock-based compensation charge, primarily due to the charge in 2010 triggered by the IPO;

•	decreased network operation expenses of $7.4 million; and

•	decreased product development expenses of $4.2 million.

Year ended December 31, 2010 compared to the year ended December 31, 2009
Total revenues

	Year Ended
	December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Managed services	$86,374	$77,544	$8,830	11.4%
Professional services	23,870	32,103	(8,233)	(25.6)
Total revenues	$110,244	$109,647	$597	0.5%
Total revenues for the year ended December 31, 2010 increased $0.6 million, or 0.5%, compared to the year ended December 31, 2009. The increase in total revenue consists of an $8.8 million increase in managed services revenue and a $8.2 million decrease in professional services revenue. The increase of managed services revenue in the 2010 period is primarily due to higher transaction based portal fees and higher storefront revenue. Managed services revenue accounted for 78% and 71% of our revenues for the year ended December 31, 2010 and 2009, respectively, while professional services accounted for 22% and 29% of total revenues in each period, respectively. The primary reason for the decrease in professional services revenue was the large implementation projects for AT&T marketplace that occurred in 2009, as compared to the smaller Verizon implementation in 2010.
We generated 99% of our revenues in the U.S. for both of the years ended December 31, 2010 and 2009. Significant customers as a percentage of total revenue:

	Year Ended December 31,
	2010	2009
AT&T	53%	55%
Verizon Wireless	29%	21%

Operating expenses

	Year ended
	December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Direct third-party expenses	$7,793	$7,222	$571	7.9%
Datacenter and network operations*	28,820	31,267	(2,447)	(7.8)
Product development and sustainment*	22,550	30,872	(8,322)	(27.0)
Sales and marketing*	12,216	11,013	1,203	10.9
General and administrative*	38,051	20,231	17,820	88.1
Depreciation and amortization	11,828	13,081	(1,253)	(9.6)
Impairment charges	—	5,806	(5,806)	(100.0)
Restructuring	407	1,988	(1,581)	(79.5)
Total operating expenses	$121,665	$121,480	$185	0.2%

*     excluding depreciation

Operating expenses for the year ended December 31, 2010 were $121.7 million, which is $0.2 million, or 0.2% greater than the year ended December 31, 2009. The increase was primarily due to a $17.5 million stock-based compensation charge primarily included within general and administrative expenses related to the initial vesting of restricted stock as a result of the initial public offering (or “IPO”), partially offset by a $8.3 million reduction in product development and sustainment expense and lower datacenter and network operations expenses, restructuring and impairment charges.
Direct third party expenses
Direct third party expenses increased $0.6 million, or 7.9%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The increase is primarily attributable to customer specific third-party software as user volume through the AT&T portal increased over the prior period.
Datacenter and network operations, excluding depreciation
Datacenter and network operations expense, excluding depreciation decreased $2.4 million, or 7.8%, for the year ended December 31, 2010, compared to the corresponding 2009 period primarily due to cost savings from renegotiating certain vendor contracts.
Product development and sustainment, excluding depreciation
Product development and sustainment expense, excluding depreciation, decreased $8.3 million, or 27.0%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The decrease reflects lower labor-related costs due to cost efficiencies from outsourcing a portion of our development activities and other labor related savings as a result of operating efficiencies. The expense savings were partially offset by higher headcount required to support growth and an increase in stock-based compensation expense.
Sales and marketing, excluding depreciation
Sales and marketing expense, excluding depreciation, increased $1.2 million, or 10.9%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The increases are due to higher personnel and advertising expenses.
General and administrative, excluding depreciation
General and administrative expense, excluding depreciation, increased $17.8 million, or 88.1%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The year ended December 31, 2010 reflects $17.2 million of stock-based compensation recognized in the second quarter related to the vesting of restricted stock as a result of the IPO and an additional $2.9 million of stock-based compensation related to the ongoing vesting of restricted stock. In addition, increased expenses related to employee compensation and benefits and the Atrinsic arbitration were partially offset by lower external consulting fees.
Depreciation and amortization
Depreciation and amortization expense decreased $1.3 million, or 9.6%, for the year ended December 31, 2010, compared to the corresponding 2009 period. The decrease is primarily due to certain assets from the InfoSpace Mobile acquisition now being fully depreciated.

Restructuring
During the three months ended September 30, 2009, we incurred $1.0 million of restructuring charges related to the relocation of our headquarters from Durham, North Carolina to Bellevue, Washington in 2008. In the first quarter of 2010, we incurred a $0.4 million expense upon disposition of the remaining asset held for sale related to the relocation.
Goodwill and long-lived asset impairment charges
The $5.8 million of impairments in the 2009 period relate primarily to writing off the remaining balances of assets acquired from a messaging business. These assets included a customer list for $1.9 million and capitalized software of $3.3 million.
Other income (expense), net

	Year ended
	December 31,
	2010	2009	$ Change
	(Dollars in thousands)
Other income	$3,565	$(1,654)	$5,219
Interest and investment income, net	3	254	(251)
Interest expense	(111)	(220)	109
Total other income (expense), net	$3,457	$(1,620)	$5,077

Other income of $3.6 million for the year ended December 31, 2010 consists primarily of the gain related to the decrease in fair value of our warrants to purchase redeemable preferred shares. All outstanding preferred stock warrants were converted to common stock warrants immediately prior to the IPO.
Provision for income taxes

	Year ended
	December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Provision for income taxes	$1,567	$1,896	$(329)	(17.4)%

Income tax expense for the year ended December 31, 2010 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill associated with the acquisition of InfoSpace. Income tax expense for the year ended December 31, 2009 primarily consists of a deferred U.S. tax provision for the difference between book and tax treatment of goodwill. We maintain a full valuation allowance against our net deferred tax assets which precludes us from recognizing a tax benefit for our current operating losses. Our lack of profitability historically is a key factor in concluding there is insufficient evidence of our ability to realize any future benefits from our deferred tax assets.
Income (Loss) from discontinued operations

	Year ended
	December 31,
	2010	2009	$ Change	% Change
	(Dollars in thousands)
Income (Loss) from discontinued operations	$2,516	$(952)	$3,468	364.3%

The income from discontinued operations for the year ended December 31, 2010 and 2009 includes the results of our subsidiaries in the Asia Pacific region and the Netherlands.
Net loss

	Year ended
	December 31,
	2010	2009	$ Change
	(Dollars in thousands)
Net loss	$(7,015)	$(16,301)	$9,286

Net loss for the year ended December 31, 2010, was $9.3 million less than the year ended December 31, 2009. The year ended December 31, 2010 included a $17.5 million stock compensation charge in the second quarter that was triggered by the IPO, which was more than offset by the following:

•	$8.3 million reduction in product development and sustainment expenses;

•	$3.5 million of increased income from discontinued operations;

•	the absence of goodwill and long-lived asset impairment charges of $5.8 million in the 2009 period; and

•	$5.1 million increase in other income (expense), net.

Quarterly Financial Data
The following tables set forth our unaudited quarterly consolidated statements of operations and other data for the years ended December 31, 2011 and December 31, 2010. We have prepared the unaudited quarterly operational data on the same basis as the audited consolidated financial statements included in this report, and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this financial information. Quarterly results are not necessarily indicative of the operating results to be expected for the full fiscal year. You should read this data together with our consolidated financial statements and the related notes included elsewhere in this report.

	For the three months ended,
	March 31,	June 30,	September 30,	December 31,
(in thousands)	2011	2011	2011	2011
Revenue
Managed services	$21,842	$23,080	$24,077	$21,549
Professional services	2,451	2,708	689	1,350
Total revenues	24,293	25,788	24,766	22,899
Operating expenses
Direct third-party expenses	2,930	4,011	4,853	4,473
Datacenter and network operations, excluding depreciation	6,083	4,659	5,196	5,512
Product development and sustainment, excluding depreciation	3,963	3,536	5,290	5,535
Sales and marketing, excluding depreciation	3,447	3,741	3,950	3,445
General and administrative, excluding depreciation	6,021	6,038	7,019	4,401
Depreciation and amortization	3,744	4,132	2,572	3,342
Impairment charges	—	—	139,519	1,004
Acquisition transaction and integration costs	4,072	2,000	(171)	170
Restructuring	246	129	4,465	117
Total operating expenses	30,506	28,246	172,693	27,999
Operating loss	(6,213)	(2,458)	(147,927)	(5,100)
Other income (expense), net	41	11	(177)	(347)
Loss before income taxes	(6,172)	(2,447)	(148,104)	(5,447)
Provision (Benefit) for income taxes	443	441	(6,355)	276
Net loss from continuing operations	(6,615)	(2,888)	(141,749)	(5,723)
Net income (loss) from discontinued operations	474	(1,381)	(32,789)	(4,721)
Net loss attributable to common stockholders	$(6,141)	$(4,269)	$(174,538)	$(10,444)
Net loss per share from continuing operations – basic and diluted	$(0.16)	$(0.06)	$(3.09)	$(0.13)
Net income (loss) per share from discontinued operations – basic and diluted	0.01	(0.03)	(0.71)	$(0.10)
Net loss per share attributable to common stockholders – basic and diluted	$(0.15)	$(0.09)	$(3.80)	$(0.23)
Weighted-average common shares outstanding – basic and diluted	42,286	45,267	45,877	45,957
Other Data
Percentage of managed services revenue that varies with number of users and transactions	54%	57%	58%	56%

	For the three months ended,
	March 31,	June 30,	September 30,	December 31,
(in thousands)	2010	2010	2010	2010
Revenue
Managed services	$20,053	$21,170	$22,495	$22,656
Professional services	8,196	7,360	5,002	3,312
Total revenues	28,249	28,530	27,497	25,968
Operating expenses
Direct third-party expenses	843	2,064	2,313	2,573
Datacenter and network operations, excluding depreciation	7,834	7,247	6,915	6,824
Product development and sustainment, excluding depreciation	8,008	5,593	4,723	4,226
Sales and marketing, excluding depreciation	3,335	3,089	2,859	2,933
General and administrative, excluding depreciation	4,651	22,037	5,194	6,169
Depreciation and amortization	2,936	2,909	2,944	3,039
Restructuring	407	—	—	—
Total operating expenses	28,014	42,939	24,948	25,764
Operating income (loss)	235	(14,409)	2,549	204
Other income (expense), net	(258)	3,799	11	(95)
Income (Loss) before income taxes	(23)	(10,610)	2,560	109
Provision for income taxes	467	467	467	166
Net income (loss) from continuing operations	(490)	(11,077)	2,093	(57)
Net income (loss) from discontinued operations	(1,043)	(513)	1,163	2,909
Net income (loss)	(1,533)	(11,590)	3,256	2,852
Accretion of redeemable preferred stock, Series H and Series D1 preferred stock dividends	(6,400)	(5,843)	(547)	(503)
Net income (loss) attributable to common stockholders	$(7,933)	$(17,433)	$2,709	$2,349
Net income (loss) per share from continuing operations – basic and diluted	$(1.20)	$(1.89)	$0.04	$(0.02)
Net income (loss) per share from discontinued operations – basic and diluted	(0.18)	(0.06)	0.03	0.08
Net income (loss) per share attributable to common stockholders – basic and diluted	$(1.38)	$(1.95)	$0.07	$0.06
Weighted-average common shares outstanding – basic	5,753	8,928	38,044	38,598
Weighted-average common shares outstanding – diluted	—	—	38,720	—
Other Data
Percentage of managed services revenue that varies with number of users and transactions	50%	54%	57%	57%

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

Liquidity and Capital Resources
General
Our principal needs for liquidity have been to fund operating losses, working capital requirements, restructuring expenses, capital expenditures, international expansion, acquisitions, integration and for debt service. Our principal sources of liquidity as of December 31, 2011 consisted of cash and cash equivalents of $13.1 million, which includes borrowings under our term loan discussed below under Term Loan. We have implemented cost reduction measures and are continuing to review our liquidity needs. Over the near term, we expect that working capital requirements and capital expenditures will continue to be our principal needs for liquidity. The main portion of our capital expenditures has been, and is expected to continue to be, for datacenter facilities and equipment and software development. In the long term, working capital requirements and capital expenditures are expected to increase if we succeed in executing our longer term business plan and growing our business.

We believe that our future cash flow from operations and available cash and cash equivalents will be sufficient to meet our liquidity needs through 2012. However, this may not be the case. Our longer-term liquidity, including our ability to repay our term loan and execute on our longer term business plan, is contingent on our ability to raise additional capital, including in the proposed rights offering, and on our not experiencing any events that may accelerate the payment of our term loan. Our ability to fund our capital needs also depends on our future operating performance, our ability to successfully realign our costs and strategic path and our ability to meet financial covenants under any indebtedness we may incur. We may also need to raise additional capital to execute our longer term business plan.

We cannot assure that sufficient additional or alternative financing will be available on acceptable terms, if at all, or that we will generate sufficient funds from operations to repay our term loan when due or to adequately fund our longer term operating needs. If we are unable to raise sufficient funds in our proposed rights offering, or to through other financing alternatives, we may need to implement additional cost reduction measures and explore other sources to fund our longer term business needs and repay our term loan when due. Our ability to meet our liquidity needs or raise additional funds may also be impacted by the legal proceedings we are subject to as described in more detail below. Our operating performance may also be affected by risks and uncertainties discussed in Risk Factors. These risks and uncertainties may also adversely affect our short and long-term liquidity.

If we are unable to meet the performance commitments under our revenue contracts or effectively enforce or accurately and timely bill and collect for contracts with our customers, it may have an adverse impact on our cash flow and liquidity. At December 31, 2011, $16.2 million of accounts receivable relates to our messaging business, of which $15.3 million will be used to pay outstanding accounts payable balances. In addition, $1.7 million was included in accounts receivable but was not billed until January 2012.

On April 14, 2011, we acquired substantially all of the assets of Adenyo and its subsidiaries and assumed certain of Adenyo's liabilities (including those of its subsidiaries). We paid $48.9 million in cash and issued 3,277,002 shares of common stock, with a fair market value of $43.4 million, as consideration for the Acquisition. The cash consideration includes $1.0 million placed in escrow. Although we believe the total escrow amount is refundable to us, based on our working capital calculation made pursuant to the Arrangement Agreement, Adenyo is disputing our working capital calculation. In addition to these amounts paid, Adenyo may be entitled to receive up to an additional $50 million pursuant to a contingent earn-out. The earn-out consideration is payable in cash, shares of the Company's common stock, or a mix of both, at our discretion. The amount of contingent earn-out consideration is determined by whether Adenyo meets certain non-GAAP based revenue and EBITDA (as such terms are defined in, and calculated pursuant to the Arrangement Agreement) targets, during the first full twelve calendar months following the closing of the Acquisition. Based on Adenyo's performance against the non-GAAP based revenue and EBITDA defined in and calculated pursuant to the Arrangement Agreement, in the third quarter of 2011 it was determined that it was not probable that Adenyo would receive the contingent earn-out and based on Adenyo's performance. As of December 31, 2011, we believe that this determination is still accurate.

In July 2011, we made withdrawals totaling $10.0 million from our $25.0 million revolving credit facility in order to fund operations, including certain transaction expenses associated with the Adenyo acquisition. The revolving credit facility was to expire on October 12, 2011. A portion of the net proceeds from the Term Loan (described below) was used to repay $10.0 million and was the revolving credit facility was terminated on September 16, 2011.

Term Loan. We entered into the term loan with High River on September 16, 2011 and subsequently amended the terms of the term loan on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. We used the proceeds of the term loan to pay the amounts outstanding under our credit facility with Silicon Valley Bank and to provide additional working capital. The term loan provides High River with a right to accelerate the payment of the term loan if we experience an ownership change (within the meaning of Section 382 of the Internal Revenue Code of 1986 as amended) that results in a substantial limitation on our ability to use our net operating losses and related tax benefits or if the shares of any preferred stock that we may issue become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares.

High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of March 2, 2012, of approximately 16.7% of our outstanding shares. Mr. Brett C. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn's wife's daughter. The term loan as amended with High River was unanimously approved by the disinterested directors of the Company's Board of Directors.

Cash Flows

As of December 31, 2011 and December 31, 2010, we had cash and cash equivalents of $13.1 million and $78.5 million, respectively. The decrease primarily reflects $15.8 million used in operating activities and $66.0 million used in investing activities, which includes $48.9 million for the acquisition of Adenyo and $17.0 million provided by financing activities.

Operating Activities
In the year ended December 31, 2011, operating activities from continuing operations provided $2.4 million of cash. The $195.4 million net loss included four primary non-cash items: $140.5 million of impairment charges; $13.8 million of depreciation and amortization; $10.0 million of stock-based compensation; and $5.2 million reversal of the related deferred tax liability. Net cash used in operating activities from discontinued operations was $18.2 million.

Investing Activities
Net cash used in investing activities from continuing operations was $55.1 million for the year ended December 31, 2011, which includes $48.9 million for the acquisition of Adenyo. Excluding the cash impact of the acquisition, cash used in investing activities was $6.2 million for the year ended December 31, 2011. During fiscal 2011, we purchased property and equipment of $4.1 million. Typically, our capital expenditures are for routine purchases of computer equipment to maintain and upgrade our technology infrastructure and for development of software to provide services to our customers. In addition, we capitalized software development costs of $2.2 million related to the development, testing and deployment of new solutions and new functionality to existing solutions. During the year ended December 31, 2011, all internally developed capitalized software was considered impaired. Net cash used in investing activities from discontinued operations was $11.0 million.

Financing Activities
Net cash provided by financing activities was $17.0 million in 2011. In July 2011, we drew $10.0 million of the amount available under our revolving credit facility to fund operations, including certain transaction expenses associated with the Adenyo acquisition. On September 16, 2011, we borrowed $20.0 million from High River (a related party) pursuant to a secured term loan. A portion of the net proceeds from the Term Loan was used to repay in full the amounts outstanding under our revolving credit facility, which was terminated September 16, 2011. In addition, we paid $3.4 million for tax withholdings on vested shares of restricted stock.

Contingencies and Contractual Obligations
As of December 31, 2011 our contingencies and contractual obligations did not materially change from our contractual obligations and other commitments since December 31, 2010, except for the contingent earn-out obligation for Adenyo discussed above in Liquidity and Capital Resources-General, and the putative class action and derivative suits filed against us discussed in Legal Proceedings. and normal operating changes.

As of December 31, 2011, our contractual obligations and other commitments were as follows:

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More then 5 years
Term loan (1)	$23,843	$—	$23,843	$—	$—
Other noncurrent borrowings	—	—	—	—	—
Operating lease obligations (2)	4,659	2,099	2,560	—	—
Commitments to network service providers (3)	3,797	1,781	2,016	—	—
Additional contractual commitments (4)	684	553	131	—	—
Total	$32,983	$4,433	$28,550	$—	$—

(1)	Includes $3.8 million of accrued interest.

(2)	Includes operating lease commitments for facilities that we have entered into with third parties.

(3)	We have entered into several agreements with third-party network service providers, who provide additional operational support for our various datacenters.

(4)	Includes additional agreements we have entered into for items such as leased equipment and utility services.

Off-Balance Sheet Arrangements
As of December 31, 2011, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity and capital resources that are material to investors. In accordance with our normal business practices we indemnify our officers and our directors. We also indemnify customers under our contract terms from any copyright and patent infringement claims that may arise from use of our software technology.

Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions and in certain cases the difference may be material.

The following critical accounting policies are those accounting policies that, in our view, are most important in the portrayal of our financial condition and results of operations. Our critical accounting policies and estimates include those involved in recognition of revenue, business combinations, software development costs, valuation of goodwill, valuation of long-lived and intangible assets, provision for income taxes and accounting for stock-based compensation. Note 2-Summary of Significant Accounting Policies to our Consolidated Financial Statements included elsewhere in this Current Report on Form 8-K provides additional information about these critical accounting policies, as well as our other significant accounting policies.

Revenue recognition
We derive our revenues from contracts which include individual or varying combinations of our managed services and often include professional service fees to customize and implement the specific software platform solutions required by the customer. We recognize revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the fee is fixed or determinable; and (iv) collectability of the fee is reasonably assured. Certain of our arrangements include customer acceptance clauses or penalties for late delivery which we assess to determine whether revenue can be recognized ahead of the acceptance or delivery. The timing of revenue recognition in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations.

Our carrier customer contracts may consist of professional service fees, a fixed monthly managed service fee to host the software platform solution, and variable monthly fees based on one of three measures: the number of wireless subscribers using our software solutions each month; the aggregate dollar volume or number of transactions processed; or specified rates for individual transactions processed. Certain arrangements, including our international carrier contracts, are based on a percentage of revenue generated by carrier mobile data services. Certain arrangements also include minimum monthly fee provisions, monthly fees for providing additional managed services required by the customer and/or service level requirements related to the hosted solutions which often entail financial penalties for non-compliance. Professional service fees typically include both the initial fees to customize and implement the specific software solution and fees to enhance the functionality of the software solution, which may occur anytime during the contractual term of the arrangement.

Under contractual arrangements where the customer does not have the right to take possession of the software, we determine the pattern of revenue recognition of the combined deliverables as a single unit of accounting. The professional service fees associated with the arrangement are not considered to be a separate earnings process because the services do not have stand-alone value to the customer. Such customers do not have the ability to benefit, resell or realize value from such services without the associated hosting services. Consequently, the professional services revenue is deferred and recognized monthly on a ratable basis together with the hosting services over the longer of the contractual term of the arrangement or the estimated period the customer is expected to benefit from the software solution or enhancement representing the period over which the hosting services are expected to be utilized. In determining the expected benefit period, we assess factors such as historical data trends, data used to establish pricing in the arrangement, discussions with customers in negotiating the arrangement and the period over which the customer could be expected to recover and earn a reasonable return on the professional service fee. At December 31, 2011 and December 31, 2010 our deferred revenue balance consisted of $0.7 million and $0.9 million, respectively, related to such professional service fees. We consider the variable activity- or revenue-based fees to be contingent fees and recognize revenue monthly as the contingency is resolved, the fees are earned and the amount of the fee can be reliably measured. For purposes of classifying the arrangement consideration as managed services or professional services revenue on our statement of operations, we allocate the arrangement consideration based on the contractually stated amounts for each component. The pricing of our professional services is based on the expected level of effort necessary to complete a software solution. We believe this best approximates the fair value of the professional service fees if they were a separate unit of accounting.

Under certain arrangements, the customer has the right to take possession of the software, and it is feasible for the customer to either self-host the software on its own hardware or contract with another entity for the hosting service without significant penalty. Such multiple element arrangements are analyzed under software revenue guidance to assess the elements for separation and recognition. In October 2009, the FASB amended the accounting standards for certain multiple deliverable revenue arrangements to: 1) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated; 2) require an entity to allocate revenue in an arrangement using best estimated selling price (BESP) of deliverables if a vendor does not have vendor-specific objective evidence (VSOE) of selling price or third-party evidence (TPE) of selling price; and 3) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. We adopted this new guidance at the beginning of the first quarter of 2011 and there was no impact on our financial position, results of operations or cash flows.

The fixed monthly hosting fee to host the software solution is not considered essential to the functionality of other elements, is described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services and we have established vendor-specific objective evidence of fair value through substantive renewal rates included in the contract.

For all carrier transactions entered into after January 1, 2011, we account for the hosting fee element of the arrangement separately and recognize the hosting fee as managed services revenue on a monthly basis as earned. The variable monthly fee is considered a contingent fee and is recognized as managed services revenue monthly when the contingency is resolved and the related fee is earned. As we are unable to establish VSOE or TPE on the professional services element, we use BESP to allocate the revenue. We recognize the professional service revenues using the cost-to-cost percentage of completion method of accounting. We recognize the revenue based on the ratio of costs incurred to the estimated total costs at completion. Revenue recognized in excess of billings is recorded within accounts receivable. Billings in excess of revenue recognized are recorded within deferred revenue. Should the customer elect to self-host the software, the hosting fee would be eliminated and the variable fee would become the licensing fee. No customer has elected to self-host as of December 31, 2011. If a contract which previously did not have a right to self-host without significant penalty is amended to include such a right, we reassess the contract under the above software revenue recognition guidance.

Under contractual arrangements where our software is licensed to the customer and requires significant production, modification or customization of the software, the entire arrangement is accounted for under software revenue accounting in conformity with contract accounting. Under contract accounting, when no elements under the arrangement qualify to be separated, we recognize revenue for the entire arrangement using the cost-to-cost percentage of completion method of accounting. Since managed services revenue cannot be specifically identified within each contractual relationship, we make a reasonable estimate as to the classification of this revenue between managed services revenue and professional services revenue. Progress towards completion is typically measured based on costs incurred as a proportion of estimated total costs. Profit in a given period is reported at the expected profit margin to be achieved on the overall contract. This method can result in the recognition of unbilled receivables or the deferral of costs or revenue on these contracts. Management regularly reviews project profitability and underlying estimates. Revisions to the estimates at completion are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Provisions for estimated losses, if any, are recognized in the period in which the loss becomes evident. As of December 31, 2011, no contracts were estimated to be completed at a loss.

We provide premium messaging services to subscribers of wireless carriers on behalf of third-party vendors and earn a fixed percentage of the related revenue. We bill the carriers for transactions conducted by their subscribers and provide settlement services for the third-party vendors based on payments received from the carriers. We determined it is appropriate to record our net share of the billings to carriers as service revenue rather than the gross billing amount. The primary considerations for this determination are:

•	the third-party vendor sells its content or service directly to the wireless carriers’ subscribers and is considered the primary obligor;

•
the carriers have a contractual relationship with their subscribers and are directly responsible for billing and collecting premium messaging fees from their subscribers and resolving billing disputes;

•	the carriers establish gross pricing for the transactions;

•	the wireless carriers generally pay us a fixed percentage of premium messaging revenues actually collected from their subscribers; and

•
we have limited risks, including no inventory risk and limited credit risk, because the carriers generally bear the risk of collecting fees from their subscribers and we are obligated to remit to the third-party vendor only their share of the funds we actually receive from the carrier.

Our advertising revenues are derived principally from the sale of online advertisements. The duration of our advertising contracts has ranged from 1 week to 3 months, with an average of approximately 1 month. Advertising revenues on contracts are recognized as “impressions” (i.e., the number of times that an advertisement appears in web pages) are delivered, or as “clicks” (which are generated each time users on our websites click through our text-based advertisements to an advertiser's designated website) are provided to advertisers. For contracts with minimum monthly or quarterly advertising commitments where the fee and commitments are fixed throughout the term, we recognize revenue ratably over the term of the agreement. Some of our advertising contracts consist of multiple elements which generally include a blend of various impressions and clicks as well as other marketing deliverables. Where neither vendor-specific objective evidence nor third-party evidence of selling price exists, we use management's best estimate of selling price (BESP) to allocate arrangement consideration on a relative basis to each element. BESP is generally based on the selling prices of the various elements when they are sold to customers of a similar nature and geography on a stand-alone basis or estimated stand-alone pricing when the element has not previously been sold stand-alone. These estimates are generally based on pricing strategies, market factors and strategic objectives. Out-of-pocket expenses that are contractually reimbursable from customers are recorded as gross revenue and expenses.

In addition, we provide services related to data and service subscriptions. Fees for services for the ongoing subscription/license of software/data are deferred and recognized over the non-cancellable term of the subscription, beginning upon commencement of the subscription period. Billings or payments received from customers in advance of revenue recognition are recorded in deferred income on the consolidated statement of financial position. At December 31, 2011 our deferred revenue balance consisted of $1.4 million related to these data and service subscriptions.

Business combinations
We have completed nine business combinations since 2003. The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any amount in excess of such allocations designated as goodwill. We make significant judgments and assumptions in determining the fair value of acquired assets and assumed liabilities, especially with respect to acquired intangibles. Using different assumptions in determining fair value could materially impact the purchase price allocation and our financial position and results of operations.

Several methods are commonly used to determine fair value. For intangible assets, we typically use the “income method.” This method starts with our forecast of all expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method and other methods include:

•	the amount and timing of projected future cash flows;

•	the discount rate selected to measure the risks inherent in the future cash flows;

•	the acquired company’s competitive position; and

•	the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry.

Software development costs
Prior to 2010, we capitalized certain software development costs, which included the costs to develop new software products or significant enhancements to existing software products, which are developed or obtained for internal use. Costs associated with preliminary project stage activities, training, maintenance and all post implementation stage activities were expensed as incurred. We capitalized software development costs when application development began, it was probable that the project would be completed and the software would be used as intended. Such capitalized costs were capitalized within Property, Plant and Equipment and amortized on a straight-line basis over the estimated useful life of the related asset, which was generally three years.

In 2010 and 2011, we focused on developing software products that could be leveraged across various customers. Software development costs related to software products to be sold, leased or otherwise marketed as a component of the solutions we provide to our customers were capitalized when technological feasibility had been established. As such, we have capitalized costs, including direct labor and related overhead included in intangible assets, net. Amortization of capitalized software development costs began as each product was available for general release to customers and was be recorded within depreciation and amortization. Amortization will be computed on an individual product basis for those products available for market and will be recognized based on the product’s estimated economic life. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately. The impairment charges during the third quarter of 2011 included previously capitalized software development costs, and as of December 31, 2011, all software development costs capitalized within intangible assets, net had been fully amortized.

Over time software development expenses may increase in absolute dollars as we continue to enhance and expand our suite of solutions and services. However, due to the transformation of our business, changes in market requirements, lack of resources and funding or a change in our business strategy we may not be in a position to or may decide not to increase our software development costs in the near or long term.

Valuation of goodwill
Our business acquisitions typically result in the recording of goodwill, and we periodically assess whether the recorded value of goodwill has become impaired. We test for potential impairment annually, in the fourth quarter of each year, and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Testing for impairment of goodwill involves estimating the fair value of the associated reporting unit and comparing it to its carrying value. If the estimated fair value is lower than the carrying value, then a more detailed assessment is performed comparing the fair value of the reporting unit to the fair value of the assets and liabilities plus the goodwill carrying value of the reporting unit. If the fair value of the reporting unit is less than the fair value of its assets and liabilities plus goodwill, then an impairment charge is recognized to reduce the carrying value of goodwill by the difference.

The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment. We use valuation techniques consistent with the market approach and income approach to measure fair value for purposes of impairment testing. An estimate of fair value can be affected by many assumptions, requiring that management make significant judgments in arriving at these estimates, including the expected operational performance of our businesses in the future, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use to estimate future cash flows—including sales volumes, pricing, market penetration, competition, technological obsolescence and discount rates—are consistent with our internal planning. Significant changes in these estimates or their related assumptions in the future could result in an impairment charge related to our goodwill.

Based upon a combination of factors, including the recent decline of our market capitalization significantly below the book value of our net assets, as well as the reduction in the actual and anticipated performance of acquired businesses below our expectations in the third quarter of 2011, we determined that our goodwill was impaired. In the fourth quarter of 2011, we performed our annual impairment test, which resulted in no additional impairment, and we finalized our estimated impairment charge from the third quarter.  As a result, our impairment charge related to goodwill for the year ended December 31, 2011 is $124.3 million. The impairment test performed in 2010, indicated that there was significant excess of fair value over the net book value of our Company and therefore, there was no impairment charge booked.

Valuation of long-lived and intangible assets
We periodically evaluate events or changes in circumstances that indicate the carrying amount of our long-lived and intangible assets may not be recoverable or that the useful lives of the assets may no longer be appropriate. Factors which could trigger an impairment review or a change in the remaining useful life of our long-lived and intangible assets include significant underperformance relative to historical or projected future operating results, significant changes in our use of the assets or in our business strategy, loss of or changes in customer relationships and significant negative industry or economic trends. When indications of impairment arise for a particular asset or group of assets, we assess the future recoverability of the carrying value of the asset (or asset group) based on an undiscounted cash flow analysis. If carrying value exceeds projected, net, undiscounted cash flows, an additional analysis is performed to determine the fair value of the asset (or asset group), typically a discounted cash flow analysis, based on an income and/or cost approach, and an impairment charge is recorded for the excess of carrying value over fair value.

The process of assessing potential impairment of our long-lived and intangible assets is highly subjective and requires significant judgment. An estimate of future undiscounted cash flow can be affected by many assumptions, requiring that management make significant judgments in arriving at these estimates. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use to estimate future cash flows including sales volumes, pricing, market penetration, competition and technological obsolescence are consistent with our internal planning. Significant future changes in these estimates or their related assumptions could result in an impairment charge related to individual or groups of these assets.

During 2009, we recognized impairment charges of $5.8 million related primarily to the long-lived and intangible assets associated with an acquired messaging business due to notification that our future revenue stream associated with a significant messaging customer obtained as part of this messaging business acquisition would likely be eliminated.

At December 31, 2010, intangible assets, other than goodwill, of $17.7 million, related primarily to the customer relationships associated with our acquisition of InfoSpace Mobile and capitalized costs related to the development of certain software products. The recorded value of the customer relationships from InfoSpace Mobile were amortizing over an estimated useful life of approximately eight years utilizing a variable methodology, and capitalized software development costs were amortized on a straight line basis over three years.

In April 2011, we acquired Adenyo and intangible assets included technology and customer relationships from the acquisition. During fiscal year 2011, an impairment charge related to fixed and intangible assets of $16.2 million was recorded based upon a combination of factors occurring, including the significant decline of our market capitalization below the book value of our net assets, as well as the reduction in the actual and anticipated performance of acquired businesses below our expectations.
This charge, fully impaired the internally developed software and reduced the recorded value of the InfoSpace Mobile customer list and portions of the technology acquired from Adenyo (primarily the technology held in France). At December 31, 2011, our intangible assets, other than goodwill, of $10.1 million relate primarily to the technology and customer relationships acquired with the Adenyo acquisition and the customer relationships associated with our acquisition of InfoSpace Mobile.

Provision for income taxes
We are subject to federal and various state income taxes in the U.S., and to a lesser extent, income-based taxes in various foreign jurisdictions, including, but not limited to, the United Kingdom and Canada. During the third and fourth quarters of 2011 and into 2012, we effected a restructuring of our workforce and other cost savings initiatives. As a part of this process we commenced the exit from our operations in India and the Asia Pacific region and France. We or one of our subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, due to either the generation of net operating losses or because our subsidiaries have a relatively short corporate life, all tax years for which we or one of our subsidiaries filed a tax return remain open. Deferred tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities are determined separately by tax jurisdiction. In making these determinations, we calculate tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities, and we assess temporary differences resulting from differing treatment of items for tax and accounting purposes. We recognize only tax positions that are “more likely than not” to be sustained based solely on their technical merits. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business.

At December 31, 2011, our gross deferred tax assets consisted primarily of domestic net operating losses and book to tax differences in tangible and intangible assets, as well as research and development credit carryforwards. As of December 31, 2011, we had U.S. federal and state net operating loss carryforwards of approximately $237.5 million and $22.3 million, respectively, which begin to expire at varying dates starting in 2019 for U.S. federal income tax purposes and in the current year for state income tax purposes. Because of our history of generating operating losses, we maintain full valuation allowances against these deferred tax assets and consequently do not recognize tax benefits for our current operating losses. If we determine it is more likely than not that all or a portion of the deferred tax assets will be realized, we will eliminate or reduce the corresponding valuation allowances which would result in immediate recognition of an associated tax benefit. Going forward, we will reassess the need for any remaining valuation allowances or the necessity to recognize additional valuation allowances. In the event we do eliminate all or a portion of the valuation allowances in the future, we will begin recording income tax provisions based on our earnings and applicable statutory tax rates from that time forward.

We had recorded deferred tax liabilities as a result of the difference between the book and tax treatments of intangible assets associated with acquisitions. The majority of these deferred tax liabilities were reversed in the current year in connection with the recognition of an impairment charge, resulting in a deferred tax benefit.

Stock-based compensation

We estimate the fair value of share-based awards, including stock options, using the Black-Scholes option-pricing model. Determining the fair value of share-based awards requires the use of subjective assumptions, including the expected term of the award and expected stock price volatility. The assumptions used in calculating the fair value of share-based awards granted since January 1, 2009, are set forth below:

	Year ended December 31,
	2011	2010	2009
Expected life of options granted	5 years	5 years	5 years
Expected volatility	50%	50%	50% - 58%
Range of risk-free interest rates	1.9% - 2.0%	2.0% - 2.3%	1.7% - 2.3%
Expected dividend yield	—%	—%	—%

The assumptions used in determining the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties. As a result, if factors change, and we use different assumptions, our share-based compensation could be materially different in the future. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the share-based award. The expected term of options has been estimated utilizing the vesting period of the option, the contractual life of the option and our option exercise history. Because there was no public market for our common stock prior to our initial public offering, we lacked company-specific historical and implied volatility information. Therefore, in estimating our expected stock volatility, we have taken into account volatility information of publicly-traded peer companies, and we expect to continue to use this methodology until such time as we have adequate historical data regarding the volatility of our publicly-traded stock price. Also, we recognize compensation expense for only the portion of options that are expected to vest. Accordingly, we estimated future forfeitures of stock options based on our historical forfeiture rate, taking into account unusual events such as employee attrition due to the relocation of our headquarters to Bellevue, Washington. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

Prior to our initial public offering, the fair value of our common stock, for the purpose of determining the grant prices of our common stock option grants, was ultimately approved by our board of directors after an extensive process involving the audit committee, management, and a third-party valuation firm. The board of directors initially delegated the valuation process to the audit committee. The audit committee worked with management, and starting in 2008, also began working with a third-party valuation firm to develop each valuation. The audit committee then presented the resulting valuation to the full board of directors, and recommended its approval. Our board of directors exercised judgment in determining the estimated fair value of our common stock on the date of grant based on various factors, including:

•	the prices for our redeemable preferred stock sold to outside investors in arm’s-length transactions;

•	the rights, preferences and privileges of our redeemable preferred stock relative to those of our common stock;

•	our operating and financial performance;

•	the hiring of key personnel;

•	our stage of development and revenue growth;

•	the lack of an active public market for our common and preferred stock;

•	industry information such as market growth and volume;

•	the execution of strategic and customer agreements;

•	the risks inherent in the development and expansion of our service offerings;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature of and history of our business; and

•	the acquisitions of companies that we have completed.

We believe consideration of these factors by our board of directors was a reasonable approach to estimating the fair value of our common stock for those periods. Estimation of the fair value of our common stock requires complex and subjective judgments, however, and there is inherent uncertainty in our estimate of fair value.

Since the IPO, the exercise prices of our common stock option grants are based on the closing price of our common stock traded on NASDAQ under the symbol MOTR. All of our employee stock options that were granted since the IPO were granted at exercise prices equal to or greater than the fair value of common stock as of the grant date. As of December 31, 2011, there were 1.7 million stock options outstanding, with an aggregate intrinsic value of zero. Of these, 0.3 million stock options with an intrinsic value of zero were exercisable. At December 31, 2011, there was $2,970 of total unrecognized compensation costs, net of estimated forfeitures, related to unvested options that are expected to be recognized over a weighted-average period of 3.12 years. See Note 12-Stock Options, Restricted Stock and Warrants to our Consolidated Financial Statements.

Recent Accounting Pronouncements
On September 15, 2011, the Financial Accounting Standards Board ("FASB") amended its guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The guidance does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, the guidance does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows. Early adoption would not change the impairment analysis we performed during 2011 or the resulting impairment charge.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. Under the amended guidance, an entity has the option to present comprehensive income in either one continuous statement or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option under current guidance that permits the presentation of components of other comprehensive income as part of the statement of changes in stockholders' equity has been eliminated. We have included a new separate consolidated statement of comprehensive income loss to reflect the retrospective effect of our adoption of the updated guidance. Except for the required change in presentation, the adoption of the updated guidance related to the presentation of comprehensive income had no material impact on our consolidated financial statements.

In May 2011, the FASB amended its guidance to converge fair value measurements and disclosure requirements for fair value measurement under U.S. GAAP with International Financial Reporting Standards (or “IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. The amendment changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment becomes effective prospectively for the interim period ending March 31, 2012. Early application is not permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows.